UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) February 8, 2006 (February 7, 2006)

Brookdale Senior Living Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32641	20-3068069
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

330 North Wabash, Suite 1400, Chicago, Illinois	60611
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(312) 977-3700

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Section 1 – Registrant's Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On February 7, 2006, Brookdale Senior Living Inc. (the "Company") issued a press release, attached hereto and incorporated herein by reference as Exhibit 99.1, announcing that it entered into a material definitive agreement to acquire six properties from AEW Capital Management in exchange for $209.5 million. The parties to the agreement are BLC Acquisitions, Inc., a wholly-owned subsidiary of the Company, as buyer, and PG Santa Monica Senior Housing, LP; PG Tarzana Senior Housing, LP; PG Chino Senior Housing, LP; The Fairways Senior Housing, LLC; AEW/Careage – Federal Way, LLC; AEW/Careage – Bakersfield, LLC; and AEW/Careage – Bakersfield SNF, LLC, as sellers. The Company intends to fund the acquisition with approximately $136 million of senior mortgage debt, and the balance of the purchase price, $74 million, will be funded with cash.

The portfolio is comprised of six independent living, assisted living and CCRC facilities, containing a total of 1,017 units/beds located in California, Washington and Ohio. Currently, the properties are managed by three different operators. The transaction is expected to close during the first quarter of 2006 and is subject to customary closing conditions and possible multiple closings. Following the closing, Brookdale may sell up to 50% of its investment to a third-party investor in exchange for increased management fees.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99.1	Press Release dated February 7, 2006

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BROOKDALE SENIOR LIVING INC.

(Registrant)

/s/ Deborah C. Paskin

Deborah C. Paskin

Executive Vice President, General Counsel

and Secretary

Date: February 8, 2006

EXHIBIT INDEX

Exhibit Number	Exhibit

99.1	Press Release dated February 7, 2006

4